Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE August 2, 2011	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Second Quarter 2011 Results

HOUSTON, TX – (August 2, 2011) Cal Dive International, Inc. (NYSE:DVR) reported a second quarter 2011 net loss of $5.0 million, or $.05 per diluted share compared to a net loss of $11.0 million, or $.12 per diluted share for the second quarter 2010.  The net loss improved by $6.0 million due to increased profitability as a result of a construction project in the Bahamas, increased diving related work in Australia, and an increased tax benefit due to a combination of changes in the management structure and pricing agreements related to certain foreign subsidiaries.  This was partially offset by reduced activity and lower margins in the US Gulf of Mexico due to a slower than expected recovery in permitting activity and continued uncertainty in the region as compared to the same period in 2010 due to oil spill cleanup efforts following the Macondo well blowout.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “As expected, our financial results improved from the first quarter although they are still at a disappointing level.  Our results continue to reflect the challenging market conditions in the Gulf of Mexico as a result of the slow permitting process stemming from the Macondo spill.  Although the permitting process is recovering, it has been slower than expected and since many of our services lag behind new drilling activity, it will continue to have a negative impact on our activity levels in the Gulf of Mexico for the remainder of 2011.  While we expect the upcoming third quarter to be the most active of the year, we expect our financial results to be lower than our strong third quarter of 2010 because of the higher activity levels and higher margins we experienced in the prior year associated with the oil spill cleanup efforts following the Macondo well blowout.

Internationally, we completed our large construction project in the Bahamas and the pipelay portion of our Mexico project during the second quarter.  Our diving related work on the Gorgon project in Australia also contributed to the second quarter results and we expect this to increase starting in the third quarter as the project commences a more active phase.  Markets in the Southeast Asia region continue to be highly competitive and we are actively bidding on projects there as well as exploring opportunities elsewhere.  We continue to evaluate our cost structure and have implemented additional cost saving measures that will benefit the company moving forward.”

Financial Highlights

•	Backlog: Contracted backlog was $176.1 million as of June 30, 2011 compared to backlog of $191.5 million at December 31, 2010 and $302 million at June 30, 2010.

•
Revenues:  Second quarter 2011 revenues remained relatively flat at approximately $124.0 million as compared to $124.2 million generated during the second quarter 2010.  The revenues from the construction projects in the Bahamas and Mexico and diving related work in Australia were offset by reduced revenues from the Gulf of Mexico as a result of the slower than expected recovery in permitting activity and continued uncertainty in the region as compared to the same period in 2010 due to oil spill cleanup efforts following the Macondo well blowout.  Effective utilization for the Company’s saturation diving vessels decreased from 62% to 60%, surface diving vessels decreased from 61% to 46% and construction barges increased from 25% to 27%, from the second quarter of 2010 to the second quarter of 2011, respectively.

•
Gross Profit: Second quarter 2011 gross profit decreased by $5.8 million to a gross profit of $1.7 million as compared to a gross profit of $7.5 million in the second quarter 2010.  The decrease in gross profit is primarily due to reduced activity and lower margins in the Gulf of Mexico in the 2011 period due to slower than expected recovery in permitting activity and continued uncertainty in the region as compared to the same period in 2010 due to oil spill cleanup efforts following the Macondo well blowout.  The decrease was partially offset by gross profit generated by the construction project in the Bahamas and diving related work in Australia.

•
SG&A: Second quarter 2011 selling and administrative expenses increased by $1.3 million to $16.9 million as compared to the second quarter 2010.  The increase included $1.1 million of one-time severance and restructuring costs in our Southeast Asia region.  As a percentage of revenue, SG&A was 14% for the second quarter 2011 and 13% for the second quarter 2010.

•
Provision for Doubtful Accounts: A $2.2 million reversal of provision for doubtful accounts during the three months ended June 30, 2011 represents a collection of a receivable previously reserved as bad debt on a West Africa project.

•
Net Interest Expense: Second quarter 2011 net interest expense increased by $0.5 million to $2.3 million as compared to the second quarter 2010, primarily due to increased amortization of deferred finance costs relating to the renewal of the credit facility.

•
Income Tax Expense: The effective tax benefit rate for the second quarter 2011 was 66.1% compared to the effective tax expense rate of 11.4% for the second quarter of 2010.  The higher effective tax benefit rate for the second quarter 2011 results in a higher tax benefit realized on the pre-tax loss incurred.  The increase in the tax benefit was primarily due to a combination of changes in (i) the management structure of certain foreign operations and (ii) pricing agreements between the US and certain foreign subsidiaries.

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Balance Sheet:  Debt consisted of $150.0 million under our term loan and $34.3 million outstanding under our $300 million revolving credit facility. Cash and cash equivalents were $1.6 million, for a net debt position of $182.7 million as of June 30, 2011, compared to net debt positions of $140.8 million at December 31, 2010 and $197.8 million at June 30, 2010.

Further details will be provided during Cal Dive’s conference call, scheduled for 9 a.m. Central Time on August 3, 2011.  The teleconference dial-in numbers are: (800) 591-6923 (domestic), (617) 614-4907 (international), passcode 88532844.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com. A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$124,040	$124,217	$219,471	$181,635
Cost of sales	122,386	116,760	225,043	189,587
Gross profit (loss)	1,654	7,457	(5,572)	(7,952)
Selling and administrative expenses	16,883	15,615	32,836	30,139
Gain on sale of assets and other	487	117	3,319	1,307
Provision for doubtful accounts	(2,240)	-	(2,240)	(167)
Loss from operations	(12,502)	(8,041)	(32,849)	(36,617)
Interest expense, net	2,314	1,833	4,341	4,291
Other expense (income), net	14	(27)	162	(68)
Loss before income taxes	(14,830)	(9,847)	(37,352)	(40,840)
Income tax expense (benefit)	(9,816)	1,119	(13,593)	(10,745)
Net loss	$(5,014)	$(10,966)	$(23,759)	$(30,095)

Loss per common share:
Basic loss per share	$(0.05)	$(0.12)	$(0.26)	$(0.33)
Fully-diluted loss per share	$(0.05)	$(0.12)	$(0.26)	$(0.33)

Weighted average shares outstanding:
Basic	91,659	91,059	91,674	91,030
Fully-diluted	91,659	91,059	91,674	91,030

Other financial data:
Depreciation and amortization	17,476	16,563	34,352	34,825
Non-Cash Stock Compensation Expense	2,318	1,795	4,598	3,578
EBITDA	7,278	10,344	5,939	1,854

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

ASSETS	June 30, 2011	December 31, 2010
	(unaudited)
Current assets:
Cash and cash equivalents	$1,600	$24,576
Accounts receivable -
Trade, net of allowance for uncollectable accounts	80,467	86,239
Contracts in progress	45,037	26,829
Income tax receivable	14,992	2,182
Deferred income tax assets	3,474	3,425
Other current assets	15,372	17,439
Total current assets	160,942	160,690

Property and equipment	822,336	799,757
Less - Accumulated depreciation	(260,188)	(231,966)
Net property and equipment	562,148	567,791

Other assets:
Deferred drydock costs	15,965	14,602
Other assets, net	12,333	9,218
Total assets	$751,388	$752,301

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$60,760	$58,685
Current maturities of long-term debt	2,000	59,328
Income tax payable	-	4,462
Accrued liabilities	25,632	23,281
Total current liabilities	88,392	145,756

Long-term debt	182,300	106,008
Deferred income tax liabilities	107,536	109,434
Other long term liabilities	3,692	3,392
Total liabilities	381,920	364,590

Stockholders' equity	369,468	387,711
Total liabilities and stockholders' equity	$751,388	$752,301

Calculation of Earnings (Loss) Per Share
(in thousands, except per share amounts)

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) attributable to common shares by the weighted-average shares of outstanding common stock. The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents. The components of basic and diluted EPS for common shares for the three and six months ended June 30, 2011 and 2010 were as follows :

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Numerator:
Net loss	$(5,014)	$(10,966)	$(23,759)	$(30,095)
Net loss attributable to common shares	$(5,014)	$(10,966)	$(23,759)	$(30,095)

Denominator:
Basic weighted average shares outstanding	91,659	91,059	91,674	91,030
Diluted weighted average shares outstanding	91,659	91,059	91,674	91,030

Loss per share:
Total basic	$(0.05)	$(0.12)	$(0.26)	$(0.33)
Total diluted	$(0.05)	$(0.12)	$(0.26)	$(0.33)

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended June 30, 2011 and 2010
(in thousands)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

 We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

 The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
EBITDA	$7,278	$10,344	$5,939	$1,854
Less: Depreciation & Amortization	17,476	16,563	34,352	34,825
Less: Non-Cash Stock Compensation Expense	2,318	1,795	4,598	3,578
Less: Net Interest Expense	2,314	1,833	4,341	4,291
Less: Income Tax Expense (Benefit)	(9,816)	1,119	(13,593)	(10,745)
Net Loss	$(5,014)	$(10,966)	$(23,759)	$(30,095)

	As of 06/30/11
Total Debt	$184,300
Less: Cash	(1,600)
Net Debt	$182,700